Exhibit 99.2

RPM Eliminates CRO Position and Names New Vice President of Operations

MEDINA, Ohio—October 13, 2021—RPM International Inc. (NYSE: RPM) announced today that as a result of the May 31, 2021 successful completion of its MAP to Growth operating improvement program, the decision was made to eliminate the chief restructuring officer position, which was held by Michael H. Sullivan. RPM has established a more permanent long-term manufacturing, procurement, environmental, health and safety team to be led by Timothy R. Kinser, who has been appointed vice president – operations.

Sullivan joined RPM in June of 2019 as vice president and chief restructuring officer and was previously a member of the consulting team that helped design and implement the company’s MAP to Growth operating improvement program. His oversight and guidance were part of the successful execution of the program, including generating an annualized run rate of approximately $320 million in savings versus the company’s original goal of $290 million, setting up a center-led procurement effort, and instituting a program driving lean manufacturing disciplines and continuous improvement measurements into RPM’s operating culture.

In his new role, Kinser will be responsible for the company’s manufacturing, supply chain and environmental, health and safety functions across all RPM business segments. Kinser has been serving as the company’s vice president – procurement since 2018. He has played an integral role in establishing and managing RPM’s center-led procurement function as part of the MAP to Growth program. He previously served as executive vice president of operations for DAP Products Inc., an RPM operating company that manufactures and markets caulks, sealants and adhesives. Prior to joining DAP in 2007, he was executive director of manufacturing at a leading North American roofing manufacturer and also spent more than a decade in various manufacturing and operations positions at Florida Power & Light. Kinser earned a Bachelor of Science degree in mechanical engineering from the University of Akron.

“We are grateful for Mike’s leadership of our restructuring efforts over the last two years. His oversight and experience were critical to our MAP to Growth program’s success, and we wish him well in his future endeavors,” stated Frank C. Sullivan, RPM chairman and CEO. “Tim has successfully contributed to RPM through very challenging environments of a restructuring, global pandemic and severe supply chain disruptions. He is well suited to take on the additional responsibilities of his new role and lead the critical aspects of our business operations.”

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 15,500 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

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